UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 1, 2013 (June 25, 2013)
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17901 Von Karman Avenue, Suite 1200, Irvine, CA		92614
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(949) 864-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                      OTHER EVENTS.

Pacific Premier Bancorp, Inc. (the “Company”), a Delaware corporation and holding company of Pacific Premier Bank (the “Bank”), completed its acquisition of San Diego Trust Bank, a California-chartered bank (“SDTB”), as of the close of business on June 25, 2013 (the “Effective Time”).

Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of March 5, 2013 (the “Merger Agreement”), among the Company, the Bank and SDTB, at the Effective Time, SDTB merged with and into the Bank, with the Bank as the surviving institution (the “Merger”).  Subject to the terms and conditions of the Merger Agreement, at the Effective Time, shares of SDTB common stock were converted into and became the right to receive, at the election of the holder, either $13.41 in cash per share of SDTB common stock held by the holder, 1.114 shares of common stock of the Company per share of SDTB common stock held by the holder, or a combination of cash and shares of common stock of the Company, subject to proration as described in the Merger Agreement so that 50% of the aggregate consideration paid to SDTB shareholders as a result of the Merger consists of cash and 50% consists of shares of common stock of the Company.  In the aggregate, as a result of the Merger, approximately $14.4 million in cash consideration is payable to former SDTB shareholders and $1.8 million of cash consideration is payable to the holders of SDTB stock options.  In addition, 1,198,255 shares of common stock of the Company are issuable by the Company to former SDTB shareholders.

The election period during which the former shareholders of SDTB were invited to submit their election forms specifying their preferences as to the form of consideration they would receive following the consummation of the Merger expired on June 21, 2013, and American Stock Transfer & Trust Company, as exchange agent for the Merger, has now allocated the stock consideration and cash consideration among the former shareholders of SDTB pursuant to the Merger Agreement. Former shareholders of SDTB who did not submit election forms, or who became shareholders of SDTB between the record date for the SDTB shareholders meeting at which the Merger was approved and the Effective Time of the Merger, will be receiving Letters of Transmittal pursuant to which they may tender their SDTB stock certificates in exchange for their portion of the Merger consideration.

A copy of the Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	July 1, 2013	By:	/s/ STEVEN R. GARDNER
Steven R. Gardner
President and Chief Executive Officer